AUTHORIZATION LETTER


March 12, 2009
Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549
Attn:  Filing Desk

To Whom It May Concern:

By means of this letter, I authorize Kevin Hell, Dan Halvorson, David J. Richter, Johnny Chen and Lee Milstein, and each of them individually, to sign on my behalf all forms required under
Section 16a of the Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of DivX, Inc., a Delaware corporation (the Company). Any of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed it myself. Further, any of these individuals is authorized to sign any document on my behalf and to take such actions on my behalf which are reasonably necessary to effect the filing of any Form 3, Form 4, Form 5 or amendment thereto, including without limitation any Update Passphrase Acknowledgement or other forms required to update CIK, CCC or other filing codes or associated passphrases, with the same effect as if I had signed such document or taken such action myself.

This authorization shall remain in effect until revoked in writing by me.

Yours truly,
/s/Alex Vieux

cc:	DivX, Inc.